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                                                                EXHIBIT 99.15(i)
                         EATON VANCE MUTUAL FUNDS TRUST

                              CLASS A SERVICE PLAN


         WHEREAS, Eaton Vance Mutual Funds Trust (the "Trust") engages in business as an open-end management investment company with multiple series (each with multiple classes), and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, on June 23, 1997 the Trust adopted a Plan of Reorganization and a Multiple Class Plan on behalf of its series and in connection therewith the Trustees amended the Declaration of Trust to terminate or rename certain series, and to establish four classes of shares (including Class A shares) within each renamed series;

         WHEREAS, the assets of each Traditional series will be converted to Class A assets of the renamed series and the shares of each Traditional series will be converted to Class A shares of the renamed series pursuant to such reorganization;

         WHEREAS, the Trust on behalf of each of its series listed on Schedule A (a "Fund") desires to adopt a Service Plan with respect to each Fund's Class A shares pursuant to which each Fund intends to pay service fees out of Class A assets as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

         WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of Class A shares of each Fund; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Trust, each Fund listed on Schedule A and the holders of Class A shares of each such Fund.

         NOW, THEREFORE, the Trust hereby adopts this Service Plan (the "Plan") on behalf of each Fund with Class A shares containing the following terms and conditions:

         1. The Fund may make payments of service fees out of Class A assets to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of average daily net assets of Class A for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Class to exceed the applicable maximum cap imposed thereon by subsection (d)(5) of Rule 2830 of the NASD Rules.

         2. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         3. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 2.

         4. This Plan shall continue in effect with respect to each Class A for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 2.

         5. The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to any Fund with respect to its Class A shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class A voting securities of the Fund.

         7. This Plan may not be amended to increase materially the payments to be made by the Class A shares of the Fund as provided in Section 1 unless such amendment, if required by law, is approved by a vote of at least a majority of the Class A outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section
2. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A.

         8. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         9. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         10. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class A shares of a Fund pursuant to this Plan shall be limited in all cases to the assets of such Class A shares and no person shall seek satisfaction thereof from the shareholders of the Fund or officers or Trustees of the Trust or any other class or series of the Trust.

         11. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding Class A voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class A shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class A shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class A shares of the Fund.

         12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

         13. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its Class A shares. As of such effective date this Plan shall amend, replace and be substituted for any service plan previously applicable to the Class A assets of such Fund.

                              Adopted June 23, 1997

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                                   SCHEDULE A

                         EATON VANCE MUTUAL FUNDS TRUST
                              CLASS A SERVICE PLAN
                            EFFECTIVE: JUNE 23, 1997

                         Name of Fund Adopting this Plan

                     Eaton Vance Government Obligations Fund
                       Eaton Vance Tax-Managed Growth Fund
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                                  SCHEDULE A-1

                         EATON VANCE MUTUAL FUNDS TRUST
                              CLASS A SERVICE PLAN
                           EFFECTIVE: AUGUST 11, 1997

                         Name of Fund Adopting this Plan

                  Eaton Vance Tax-Managed Emerging Growth Fund
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                                  SCHEDULE A-2

                         EATON VANCE MUTUAL FUNDS TRUST
                              CLASS A SERVICE PLAN
                           EFFECTIVE: OCTOBER 17, 1997

                         Name of Fund Adopting this Plan

                         Eaton Vance Municipal Bond Fund
                        Eaton Vance Strategic Income Fund